United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 22, 2010
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

On October 22, 2010, Applied Signal Technology, Inc. issued a press release announcing that it is considering a broad range of strategic alternatives to enhance shareholder value, including, but not limited to a sale or merger of the Company or one or more other transactions. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated October 22, 2010, issued by Applied Signal Technology, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2010	Applied Signal Technology, Inc. (Registrant)
By: /s/ James E Doyle James E. Doyle Chief Financial Officer

Exhibit 99.1 Press Release

Applied Signal Technology, Inc. Announces Intention to Explore Strategic Alternatives

Sunnyvale, CA.  October 22, 2010 –Applied Signal Technology, Inc. (NASDAQ – APSG) a market leader in advanced intelligence, surveillance, and reconnaissance (ISR) and cyber solutions, today announced that it intends to explore a broad range of strategic alternatives to enhance shareholder value, including, but not limited to, a sale or merger of the Company, or one or more other transactions. In this regard, the Company has retained Bank of America Merrill Lynch to serve as its financial advisor. The Company's Board of Directors may determine that none of these alternatives is appropriate at this time.

There can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding the review of these strategic alternatives until the Board of Directors has approved a specific course of action, the Board deems disclosure of significant developments is appropriate, or the Company is legally required to do so.

About Applied Signal Technology, Inc.
Applied Signal Technology, Inc. is a leading provider of advanced intelligence, surveillance and reconnaissance (ISR) products, systems, and services that enhance global security. For further information about Applied Signal Technology, visit our website at www.appsig.com.